Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

Introduction

On May 23, 2025, Mayville Engineering Company, Inc. (“MEC”, “the Company”, “we”, “our”, “us” or similar terms) entered into a Purchase Agreement (the "Agreement") with Tide Rock YieldCo, LLC (“Tide Rock”), a Delaware limited liability company (“Seller”), to purchase all the issued and outstanding equity interests of Accu-Fab, LLC (“Accu-Fab”), a Delaware limited liability company (the “Acquisition”). According to the terms of the Agreement, at closing on July 1, 2025, the Seller transferred all of its shares of Accu-Fab to the Company, and the Company acquired those shares for a total purchase consideration of $141.2 million.

The Company financed the Acquisition by borrowing under its existing credit arrangement. On June 26, 2025, the Company entered into the first amendment to its amended and restated credit agreement, dated as of June 28, 2023, to increase its borrowing capacity. However, the additional borrowing capacity was not needed to finance the Acquisition. The Company filed the amended and restated credit agreement with the Securities and Exchange Commission (“SEC”) on June 27, 2025, as Exhibit 10 to its Form 8-K dated June 26, 2025.

The following Unaudited Pro Forma Consolidated and Combined Financial Information presents the pro forma effects of the acquisition of Accu-Fab by the Company.

The following Unaudited Pro Forma Consolidated and Combined Financial Information was prepared in accordance with Article 11 of Regulation S-X using accounting policies in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The Unaudited Pro Forma Consolidated and Combined Financial Information (1) was prepared using the acquisition method of accounting pursuant to Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), the Company being the acquiring entity and (2) is based on the Company’s historical Consolidated Financial Statements and Accu-Fab's historical Financial Statements, as adjusted to present the Pro Forma impact of the Acquisition.

In accordance with ASC 805, we use our best estimates and assumptions to accurately assign fair value to the tangible assets acquired, identifiable intangible assets and liabilities assumed, and the related income tax impacts as of the Acquisition date. The estimate of the excess purchase price over the fair value of net tangible assets acquired was allocated to identifiable intangible assets and goodwill. The fair values assigned to Accu-Fab's tangible and identifiable intangible assets acquired and liabilities assumed are based on the Company’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the Acquisition. In the opinion of the Company’s management, the Unaudited Pro Forma Consolidated and Combined Financial Information includes all material adjustments necessary to be in accordance with Article 11 of Regulation S-X.

The purchase price allocation reflected in the following Unaudited Pro Forma Consolidated and Combined Financial Information is preliminary in nature as the final, actual purchase price and certain valuations have not been finalized. Accordingly, although these amounts represent Company management’s current best estimate of fair value, the final purchase price allocation may differ materially from the preliminary allocation utilized in the following Unaudited Pro Forma Consolidated and Combined Financial Information. In addition, the Unaudited Pro Forma Consolidated and Combined Statement of Comprehensive Income (Loss) Information includes various estimates which are subject to material change and may not be indicative of what may be expected to occur in the future. The Pro Forma adjustments are described in the accompanying Notes to the Unaudited Pro Forma Consolidated and Combined Financial Information.

The Unaudited Pro Forma Consolidated and Combined Financial Information is presented for informational purposes only. Such information is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had been consummated on the dates indicated or that the combined company may achieve in future periods. Further, the Unaudited Pro Forma Consolidated Combined Financial Information does not reflect any revenue and operating synergies or cost savings that may result from the Acquisition.

The Unaudited Pro Forma Consolidated Combined Financial Information gives effect to the accounting for the Acquisition, including the pro forma adjustments intended to illustrate the estimated effects of the Acquisition (the “Transaction Accounting Adjustments” or “Adjustments”).

The following Unaudited Pro Forma Consolidated Combined Financial Information as of and for the three months ended March 31, 2025, and for the year ended December 31, 2024, is derived from:

●	The historical Unaudited Consolidated and Combined Financial Statements and accompanying notes of MEC as of and for the three months ended March 31, 2025, included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 7, 2025.
●	The historical Audited Consolidated and Combined Financial Statements and accompanying notes of MEC as of and for the year ended December 31, 2024, included in its Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 6, 2025.
●	The historical Unaudited Consolidated and Combined Financial Statements and accompanying notes of Accu-Fab as of and for the three months ended March 31, 2025, included as Exhibit 99.2 to this Form 8-K/A.
●	The historical Audited Consolidated and Combined Financial Statements and accompanying notes of Accu-Fab as of and for the year ended December 31, 2024, included as Exhibit 99.1 to this Form 8-K/A.

All terms defined in this section of the report are used solely for the purposes of this section and do not apply to any other section of this Current Report on Form 8-K/A.

Unaudited Pro Forma Consolidated and Combined Balance Sheet

As of March 31, 2025

(in thousands, except share amounts and per share data)

	Mayville Engineering
	Company, Inc.	Accu-Fab, LLC.	Transaction Accounting	Note	Pro Forma
	(Historical)	(Historical)	Adjustments	Ref.	Combined
ASSETS
Current assets:
Cash and cash equivalents	$183	$1,497	$(141,185)	5(a)	$1,680
			141,185	5(b)
Receivables, net of allowances for doubtful accounts	57,927	13,409	—		71,336
Inventories, net	55,834	3,943	307	5(c)	60,084
Tooling in progress	4,432	—	—		4,432
Prepaid expenses and other current assets	3,635	269	—		3,904
Total current assets	122,011	19,118	307		141,436
Non-current assets:
Property, plant and equipment, net	152,724	8,932	1,193	5(d)	162,849
Assets held for sale	1,402	—	—		1,402
Goodwill	92,650	12,579	34,831	5(e)	140,060
Intangible assets, net	50,001	18,357	50,343	5(f)	118,701
Operating lease assets	27,297	4,341	370	5(g)	32,008
Notes receivable - related party	—	6,200	(6,200)	5(h)	—
Other long-term assets	1,617	—	—		1,617
Total non-current assets	325,691	50,409	80,537		456,637
Total Assets	$447,702	$69,527	$80,844		$598,073
LIABILITIES
Current liabilities:
Accounts payable	$49,749	$3,966	$—		$53,715
Current portion of operating lease obligation	4,806	1,130	—		5,936
Accrued liabilities:
Salaries, wages, and payroll taxes	6,163	364			6,527
Bonuses and deferred compensation	2,630	411	—		3,041
Other current liabilities	9,589	149	1,854	5(i)	11,592
Total current liabilities	72,937	6,020	1,854		80,811
Non-current liabilities:
Bank revolving credit notes	77,479	—	141,185	5(b)	218,664
Operating lease obligation, less current maturities	24,219	2,940	—		27,159
Deferred compensation, less current portion	3,877	—	—		3,877
Deferred income tax liability	16,293	—	—		16,293
Notes payable - related party	—	2,640	(2,640)	5(h)	—
Other long-term liabilities	2,940	226	—		3,166
Total non-current liabilities	124,808	5,806	138,545		269,159
Total Liabilities	$197,745	$11,826	$140,399		$349,970

EQUITY
Stockholders' equity
Common shares	—	65,303	(65,303)	5(j)	—
Additional paid-in-capital	207,007	—	—		207,007
Retained earnings	60,106	(7,602)	11,162	5(j)	58,252
			(1,854)	5(j)
			(3,560)	5(h)
Treasury shares at cost	(17,156)	—	—		(17,156)
Total shareholders’ equity	249,957	57,701	(59,555)		248,103
Total Equity	$249,957	$57,701	$(59,555)		$248,103
Total liabilities and equity	$447,702	$69,527	$80,844		$598,073

See the accompanying notes to Unaudited Pro Forma Consolidated and Combined Financial Information

Unaudited Pro Forma Consolidated and Combined Income (Loss) Statement

For the Three Months ended March 31, 2025

(in thousands, except share amounts and per share data)

	Mayville Engineering		Transaction
	Company, Inc.	Accu-Fab, LLC.	Accounting	Note	Pro Forma
	(Historical)	(Historical)	Adjustments	Ref.	Combined
Net sales	$135,579	$16,286	$—		$151,865
Cost of sales	120,255	10,695	(88)	6(a)	130,894
			32	6(b)
Amortization of intangible assets	1,733	608	855	6(c)	3,196
Bonuses and deferred compensation	3,325	—	—		3,325
Other selling, general and administrative expenses	8,689	2,496	(22)	6(a)	11,163
Total income from operations	1,577	2,487	(777)		3,287
Interest expense	1,567	35	(38)	6(d)	3,506
			1,942	6(f)
Income before taxes	10	2,452	(2,681)		(219)
Other income, net	—	13	—		13
Income tax benefit	(10)	—	(52)	6(h)	(62)
Net income (loss) and comprehensive income (loss)	$20	$2,465	$(2,629)		$(144)

Earnings (loss) per share:
Basic	$0.00				$(0.01)
Diluted	$0.00				$(0.01)

Weighted average shares outstanding:
Basic	20,520,696				20,520,696
Diluted	20,750,938				20,750,938

See the accompanying notes to Unaudited Pro Forma Consolidated and Combined Financial Information

Unaudited Pro Forma Consolidated and Combined Income (Loss) Statement

For the Year Ended December 31, 2024

(in thousands, except share amounts and per share data)

	Mayville Engineering		Transaction
	Company, Inc.	Accu-Fab, LLC.	Accounting	Note	Pro Forma
	(Historical)	(Historical)	Adjustments	Ref.	Combined
Net sales	$581,604	$61,046	$—		$642,650
Cost of sales	510,507	40,232	(339)	6(a)	550,834
			307	6(e)
			127	6(b)
Amortization of intangible assets	6,933	2,430	3,420	6(c)	12,783
Bonuses and deferred compensation	13,593	—	—		13,593
Other selling, general and administrative expenses	31,518	9,284	(85)	6(a)	42,571
			1,854	6(g)
Gain on lawsuit settlement	(25,500)	—	—		(25,500)
Total income from operations	44,553	9,100	(5,284)		48,369
Interest expense	10,989	28	(12)	6(d)	18,882
			7,877	6(f)
Income before taxes	33,564	9,072	(13,149)		29,487
Other income, net	—	(21)	—		(21)
Income tax expense (benefit)	7,596	—	(991)	6(h)	6,605
Net income (loss) and comprehensive income (loss)	$25,968	$9,051	$(12,158)		$22,861

Earnings per share:
Basic	$1.26				$1.11
Diluted	$1.24				$1.09

Weighted average shares outstanding:
Basic	20,611,192				20,611,192
Diluted	20,972,192				20,972,192

See the accompanying notes to Unaudited Pro Forma Consolidated and Combined Financial Information

Mayville Engineering Company, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Consolidated and Combined Financial Information

(in thousands, except share amounts, per share data and years)

Note 1. Basis of Presentation

The accompanying Pro Forma Financial Information was prepared in accordance with Article 11 of Regulation S-X. The Unaudited Pro Forma Consolidated and Combined Balance Sheet is presented as if the Acquisition had occurred on March 31, 2025, and the Unaudited Pro Forma Consolidated and Combined Statements of Operations for the three months ended March 31, 2025, and for the year ended December 31, 2024, give effect to the Acquisition as if it occurred on January 1, 2024.

The Unaudited Pro Forma Consolidated and Combined Financial Information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the integration costs that may be incurred. The pro forma adjustments represent MEC's best estimates and are based upon currently available information and certain assumptions that MEC believes are reasonable under the circumstances. There are no other material transactions or accounting policy differences between MEC and Accu-Fab during the periods presented, other than the adjustments being made in the Pro Forma Financial Information.

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of the Unaudited Pro Forma Consolidated and Combined Financial Information are those set out in MEC’s Audited Financial Statements for the year ended December 31, 2024. Management performed a comprehensive review of the accounting policies between the two entities. Management is currently not aware of any significant accounting policy differences and therefore has not made any adjustments to the Pro Forma Consolidated and Combined Financial Information related to these potential differences.

Note 3. Reclassification Adjustments

Certain reclassifications are reflected in the pro forma adjustments to conform Accu-Fab's presentation to MEC's in the Unaudited Pro Forma Consolidated and Combined Balance Sheet. These reclassifications have no effect on previously reported shareholders’ equity, or income from continuing operations of MEC or Accu-Fab.

The following table presents Accu-Fab's Unaudited reclassified Consolidated Combined Balance Sheet as of March 31, 2025:

Unaudited Pro Forma Consolidated and Combined Balance Sheet

As of March 31, 2025

(in thousands)

		Accu-Fab, LLC.	Reclassification	Note	Accu-Fab, LLC.
Mayville Engineering Company, Inc.	Accu-Fab, LLC.	(Historical)	Adjustments	Ref.	Reclassified
ASSETS
Current assets:
Cash and cash equivalents	Cash and cash equivalents	$1,497	$—		$1,497
Receivables, net of allowances for doubtful accounts	Receivables, net of allowances for doubtful accounts	13,409	—		13,409
Inventories, net	Inventories, net	3,943	—		3,943
Prepaid expenses and other current assets	Prepaid expenses and other current assets	269	—		269
Total current assets		19,118	—		19,118
Non-current assets:
Property, plant and equipment, net	Property, plant and equipment, net	8,932	—		8,932
Goodwill	Goodwill	12,579	—		12,579
Intangible assets, net	Customer relationships	18,357	—		18,357
Operating lease assets	Operating lease assets	4,341	—		4,341
Notes receivable - related party	Notes receivable - related party	6,200	—		6,200
Total non-current assets		50,409	—		50,409
Total Assets		$69,527	$—		$69,527
LIABILITIES
Current liabilities:
Accounts payable	Accounts payable	$3,966	$—		$3,966
Current portion of operating lease obligation	Current portion of operating lease obligation	1,130	—		1,130
Accrued liabilities:
Salaries, wages, and payroll taxes		—	364	3(a)	364
Bonuses and deferred compensation		—	411	3(a)	411
Other current liabilities	Accrued liabilities	924	(775)	3(a)	149
Total current liabilities		6,020	—		6,020
Non-current liabilities:
Operating lease obligation, less current maturities	Operating lease obligation, less current maturities	2,940	—		2,940
Notes payable - related party	Notes payable - related party	2,640	—		2,640
Other long-term liabilities	Other long-term liabilities	226	—		226
Total non-current liabilities		5,806	—		5,806
Total Liabilities		$11,826	$—		$11,826
EQUITY
Stockholders' equity
Common shares	Member's equity	65,303	—		65,303
Retained earnings	Retained earnings	(7,602)	—		(7,602)
Total shareholders’ equity		57,701	—		57,701
Total Equity		$57,701	$—		$57,701
Total liabilities and equity		$69,527	$—		$69,527

3(a) Adjustment to reclassify a portion of Accu-Fab's "Accrued liabilities" to "Salaries, wages, and payroll taxes" and "Bonuses and deferred compensation" Financial Statement line item.

Note 4. Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation

The accounting for the Acquisition is based on currently available information and is considered preliminary. The final accounting for the Acquisition may differ materially from that presented in this Unaudited Pro Forma Consolidated and Combined Financial Information.

Estimated Purchase Consideration

The Unaudited Pro Forma Consolidated and Combined Financial Information reflects the acquisition of Accu-Fab for consideration of $141,185. The estimated fair value of the consideration transferred on the closing date is the value of the cash consideration transferred to the Seller, including payment of Seller’s transaction costs by the Company. The Unaudited Pro Forma Consolidated and Combined Financial Information do not include equity awards that will, in the ordinary course, either vest and settle and/or be granted between signing and closing of the Acquisition.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, Accu-Fab’s identifiable assets acquired, and liabilities assumed by MEC will be recorded at the acquisition date fair values. The excess purchase price over the fair value of identifiable assets and liabilities is recorded as goodwill.

The following table sets forth a preliminary allocation of the purchase consideration to Accu-Fab’s identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by MEC based on the acquisition date fair value:

(In Thousands)	Fair Value
Cash and cash equivalents	$1,497
Receivables	13,409
Inventories	4,250
Prepaid expenses and other current assets	269
Property, plant and equipment	10,125
Intangible assets	68,700
Operating lease assets	4,711
Goodwill	47,410
Total Assets	$150,371
Accounts payable	3,966
Current portion of operating lease obligation	1,130
Salaries, wages and payroll taxes	364
Bonuses and deferred compensation	411
Other current liabilities	149
Operating lease obligation, less current maturities	2,940
Other long-term liabilities	226
Fair value of consideration transferred	$141,185

The preliminary purchase accounting was based on certain valuation techniques dependent on the asset class of the acquired assets and liabilities assumed including intangible assets, inventory, property, plant and equipment, and leases. A final determination of the fair value of Accu-Fab’s assets and liabilities will be performed. The final acquisition consideration allocation may be materially different than that reflected in the preliminary acquisition consideration allocation presented herein. Any increase or decrease in fair values of the net assets as compared with the Unaudited Consolidated and Combined Pro Forma Financial Statements may change the amount of the total acquisition consideration allocated to goodwill and other assets and liabilities and may impact the Consolidated and Combined Company Statements of Income due to adjustments in the depreciation and amortization of the adjusted assets.

Note 5. Adjustments to Unaudited Pro Forma Consolidated and Combined Balance Sheet

Transaction Adjustments

The Pro Forma adjustments included in the Unaudited Pro Forma Consolidated and Combined Balance Sheet are as follows:

(a) Reflects the recognition and payment of purchase consideration of $141,185 as determined in Note 4 above.

(b) Reflects the adjustment of $141,185 to cash and cash equivalents, representing the funding of the acquisition through the existing credit facility.

(c) Reflects the adjustment to Accu-Fab's inventory to step up to fair value using a combination of bottom-up (cost-plus) and top-down (selling price less costs) approaches under business combination fair value guidelines. The estimated fair value of inventory is preliminary and subject to change.

(d) Represents the preliminary estimated fair value adjustment to property, plant and equipment acquired. The preliminary fair value of property, plant and equipment was determined primarily using the cost approach, with the market approach applied to certain assets where an active secondary market exists.

The general categories of the acquired property, plant and equipment are the following:

(In Thousands)	Amount
Machinery and equipment	$9,528
Vehicles	120
Leasehold improvements	120
Office furniture and fixtures	87
Construction in progress	10
Finance leases	260
Total fair value of property, plant and equipment	10,125
Less: carrying amount as of March 31, 2025	8,932
Total Pro Forma adjustment	$1,193

(e) Represents the adjustment to goodwill based on the purchase price allocation.

(In Thousands)	Amount
Goodwill resulting from the Acquisition	$47,410
Less: Elimination of Accu-Fab's historical goodwill	(12,579)
Pro Forma adjustment	$34,831

(f) Reflects the preliminary estimated fair value of the identifiable intangible assets acquired. The estimated fair values and useful lives of the intangible assets are preliminary and subject to change upon finalization of the purchase price allocation. The preliminary fair value of Customer Relationships was determined using the multi-period excess earnings method (“MPEEM”) and the fair value of non-compete agreements was determined using the With-and-Without Method (“Incremental Cash Flow Approach”), which estimates the present value of incremental after-tax cash flows.

The general categories of the acquired identified intangible assets are the following:

	Carrying Amount as
(In Thousands)	of March 31, 2025	Step-up	Fair Value
Customer relationships	$18,357	$48,143	$66,500
Non-compete agreements	—	2,200	2,200
Total identifiable intangible assets and Pro Forma adjustment	$18,357	$50,343	$68,700

(g) Reflects the adjustment to recognize the net lease intangible asset of $370 that represents the off-market terms of the acquired lease agreements. This represents the fair value of lease contracts that are either favorable or unfavorable relative to current market terms, as assessed at the acquisition date. The net asset was measured as the present value of the difference between contractual lease payments and market-based lease rates over the remaining lease term. This adjustment results in the recognition of an off-market lease intangible.

(h) Reflects the write-off of the net notes receivable from the Seller at the time of the July 1, 2025 closing, which relates to financing arrangements between Accu-Fab and Tide Rock. During the year ended December 31, 2023, Accu-Fab issued unsecured, non-interest-bearing promissory notes to Tide Rock of $6,850, maturing in 2028. As of March 31, 2025, the outstanding balance was $6,200. In addition, during the year ended December 31, 2024, Accu-Fab received capital loans of $1,215. As of March 31, 2025, the total capital loans balance due was $2,640, which was classified as long-term payables. This adjustment records the write-off of these above-mentioned balances in the Pro Forma Balance Sheet as of March 31, 2025, with the corresponding decrease in equity.

(In Thousands)	Amount
Notes receivable - related party	$6,200
Notes payable - related party	(2,640)
Pro Forma adjustment to equity	$3,560

(i) Reflects an increase in other current liabilities for the accrual of estimated non-recurring transaction-related expenses of $1,854 incurred by MEC, including legal, accounting and regulatory fees directly associated with the Acquisition with a corresponding decrease to retained earnings.

(j) Reflects the elimination of Accu-Fab's historical equity as of the Closing Date and the equity impact of pre-closing settlement of net notes receivable from related party, as detailed in Note 5(h).

Note 6. Adjustments to Unaudited Pro Forma Consolidated and Combined Statement of Operations

Transaction Adjustments

The Pro Forma adjustments included in the Unaudited Pro Forma Consolidated and Combined Income (Loss) Statement are as follows:

(a)	This represents a net decrease in depreciation expense on a straight-line basis of $110 for the three months ended March 31, 2025, and $423 for the year ended December 31, 2024. The decrease is based on the preliminary step-up in the fair value of property, plant, and equipment and the related estimated useful lives assigned. Depreciation expense is allocated based on the nature of activities associated with the use of the property, plant, and equipment. For the three months ended March 31, 2025, $88 is allocated to cost of sales and $22 to other selling, general, and administrative expenses. For the year ended December 31, 2024, $339 is allocated to cost of sales and $85 to other selling, general, and administrative expenses.

			Depreciation	Depreciation
			Expense for the	Expense for the
			Three Months Ended	Twelve Months Ended
(In Thousands)	Useful Life	Fair Value	March 31, 2025	December 31, 2024
Machinery and equipment	6	$9,528	$397	$1,588
Vehicles	4	120	8	30
Leasehold improvements	13	120	2	9
Office furniture and fixtures	5	87	4	17
Construction in progress	N/A	10	—	—
Finance leases		260	—	—
Total property and equipment acquired		10,125	$411	$1,644
Less: historical depreciation expense			521	2,067
Pro Forma adjustment for decrease in depreciation expense			$(110)	$(423)

(b) Represents the related amortization expense associated with the recognized off-market lease intangible of $32 for the three months ended March 31, 2025, and $127 for the year ended December 31, 2024.

(c) Represents the Pro Forma adjustment to record incremental amortization expense of $855 for the three months ended March 31, 2025, and $3,420 for the year ended December 31, 2024. These amounts are based on the fair value of identified intangible assets, less historical amortization expense.

			Amortization	Amortization
			Expense for the	Expense for the
			Three Months	Twelve Months
			Ended March 31,	Ended December 31,
(In Thousands)	Useful Life	Fair Value	2025	2024
Customer relationships	14	$66,500	$1,188	$4,750
Non-compete agreements	2	2,200	275	1,100
Total identifiable intangible assets		68,700	1,463	5,850
Less: historical amortization expense			608	2,430
Pro Forma adjustment for incremental amortization expense			$855	$3,420

(d) Reflects the adjustment to eliminate the interest expense on the related party net notes payable as described in Note 5(h) above.

(e) To record the increase to the cost of sales by the amount related to the inventory acquisition date fair value step up, which is described in Note 5(c) above and expected to be sold within one year.

(f) Represents the incremental interest expense of $1,942 related to financing the acquisition for the three months ended March 31, 2025, and $7,877 for the year ended December 31, 2024.

(g) Reflects estimated non-recurring transaction-related expenses of $1,854 incurred by MEC, including legal, accounting and regulatory fees directly associated with the Acquisition. These non-recurring expenses are not anticipated to affect the Unaudited Pro Forma Consolidated and Combined Statement of Operations beyond twelve months after the Closing Date.

(h) Reflects the estimated income tax impact related to the Pro Forma transaction accounting adjustments and pre acquisition net income of Accu-Fab. Tax-related adjustments are based upon a blended statutory tax rate of approximately 24.19%. The applicable blended statutory tax rates are based on the jurisdictions in which the assets are located and are not necessarily indicative of the effective tax rate of MEC following the Acquisition, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.

Earnings (Loss) Per Share

The following table sets forth the computation of Pro Forma basic and diluted earnings per share for the three months ended March 31, 2025 and year ended December 31, 2024:

	For the Three	For the Twelve
	Months Ended	Months Ended
(In thousands, except per share price)	March 31, 2025	December 31, 2024
Numerator:
Net income (loss) attributable to MEC	$(144)	$22,861
Denominator
Weighted average shares outstanding
Basic	20,520,696	20,611,192

Effect of dilutive stock-based compensation	230,242	361,000
Diluted	20,750,938	20,972,192
Earnings (loss) per share:
Basic:	$(0.01)	$1.11
Diluted:	$(0.01)	$1.09